As filed with the Securities and Exchange Commission on June 10, 2009
Registration No. ___-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

Energy XXI (Bermuda) Limited
(exact name of registrant as specified in its charter)

Bermuda	98-0499286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda
(Address, including Zip Code,
of Principal Executive Offices)
______________________

Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan
(Full title of the Plan)
______________________

Juliet Evans
Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda
(441) 298-3262
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, for Agent for Service)
______________________

Copy to:

Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222
Attn: T. Mark Kelly

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	675,000 Shares	$ 0.73	$ 492,750	$ 28
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
Determined in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the Registration Fee, on the basis of the average of the high and low prices per share of common stock of the Registrant on June 8, 2009.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed, in accordance with General Instruction E to Form S-8, to register the offer and sale of an additional 675,000 shares of common stock, $.001 par value per share, of Energy XXI (Bermuda) Limited (the “Company”), that may be sold under the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan, as may be amended from time to time.  The contents of the registrant’s Form S-8 Registration Statement filed on August 4, 2008 (File No. 333-152740) with the Securities and Exchange Commission (the “Commission”), relating to the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan, is hereby incorporated by reference to this Registration Statement.

Item 8.    Exhibits.

No.	Description

4.1	Form 8-A (incorporated by reference to the Company’s Registration Statement filed on Form 8-A (File No. 001-33628) with the Commission on July 30, 2007)

4.2	Energy XXI Services, LLC2008 Fair Market Value Stock Purchase Plan

5.1	Opinion of Appleby as to the legality of the shares being registered

23.1	Consent of UHY LLP

23.2	Consent of Appleby (included in Exhibit 5.1)

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Miller and Lents, Ltd.

23.5	Consent of Ryder Scott Company, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Energy XXI (Bermuda) Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 10, 2009.

Energy XXI (Bermuda) Limited

By:	/s/ David West Griffin
David West Griffin
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Energy XXI (Bermuda) Limited (the “Company”) hereby constitutes and appoints David West Griffin his true and lawful attorney in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on June 10, 2009.

Signature	Title
/s/ John D. Shiller, Jr.	Chairman and Chief Executive Officer
John D. Schiller, Jr.
/s/ Steven A. Weyel	Director, President and Chief Operating Officer
Steven A. Weyel
/s/ David West Griffin	Director, Chief Financial Officer
David West Griffin
/s/ William Colvin	Director
William Colvin
/s/ Paul Davison	Director
Paul Davison
/s/ David M. Dunwoody	Director
David M. Dunwoody
/s/ Hill A. Feinberg	Director
Hill A. Feinberg
/s/ Hugh A. Menown	Vice President, Chief Accounting Officer and Chief Information Officer
Hugh A. Menown

INDEX TO EXHIBITS

No.	Description

4.1	Form 8-A (incorporated by reference to the Company’s Registration Statement filed on Form 8-A (File No. 001-33628) with the Commission on July 30, 2007)

4.2	Energy XXI Services, LLC2008 Fair Market Value Stock Purchase Plan

5.1	Opinion of Appleby as to the legality of the shares being registered

23.1	Consent of UHY LLP

23.2	Consent of Appleby (included in Exhibit 5.1)

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Miller and Lents, Ltd.

23.5	Consent of Ryder Scott Company, L.P.